                                                                   EXHIBIT 10.52

June 16, 1999

Mr. Richard Previte
President and Co-Chief Operating Officer
Advanced Micro Devices, Inc.
One AMD Place
Sunnyvale, California 94088

Dear Rich:

The following constitutes the complete agreement between you and Advanced Micro Devices, Inc. ("AMD" or the "Company") concerning your continued employment with the Company.

1.   Position and Duties. You shall serve as Vice Chairman on a full-time basis
     -------------------
until the Company's Annual Meeting in 2000 reporting to the Company's Chairman of the Board and Chief Executive Officer. During this period and through the date of the Company's Annual Meeting in April 2000, you shall continue to serve on the Company's Board of Directors.

2.   Compensation and Benefits. As full and complete compensation to you for the
     -------------------------
performance of your services, the Company shall pay to you and you agree to accept the following compensation and benefits.


          (a)  Base Salary. You shall receive a base salary, payable in
               -----------
accordance with the Company's standard payroll practices for senior executives, but not less frequently than monthly, at an annual rate of $770,340 ("Base Salary") through April 30, 2000. Your Base Salary shall be increased in 1999 and in 2000 by the percentage increase in the Consumer Price Index for Urban Wage Earners, San Francisco, published by the Bureau of Labor Statistics by the U.S. Department of Labor ("CPI-W"), from calendar year 1998 to calendar year 1999 and from calendar year 1999 to calendar year 2000 respectively; such CPI-W increases will begin to be paid when the other Company corporate officers receive base salary increases in 1999 and 2000 respectively.

          (b)  Participation in Executive Officer Bonus Plan. You shall be
               ---------------------------------------------
eligible to receive a bonus for the year ending December 31,1999 under the Company's Executive Officer Bonus Plan in accordance with the special bonus program provided to you and attached hereto as Exhibit A ("Bonus Payments").
                                               ---------   --------------

          (c)  Stock Options and Restricted Stock Awards. You have received
               -----------------------------------------
stock options and restricted stock awards while you have been employed by the Company. A schedule of the exercise and vesting schedules for such options and restricted stock awards is set forth as Exhibit B attached hereto. You will not
                                        ---------
be eligible

Richard Previte
June 16, 1999

for additional grants or awards of stock options or restricted stock, except as may be determined by the Compensation Committee of the Board of Directors.


          (d)  Participation in Benefit Plans. You shall participate while in
               ------------------------------
the employ of the Company in any medical, dental, disability, life insurance, retirement, savings, vacation, sick leave or other plans or programs established for the benefit of the Company's corporate officers to the extent that you meet the participation and eligibility requirements of such plans or programs. The current benefit plans and programs maintained by the Company are set forth in Exhibit C attached hereto.
---------


3.   Paid Leave of Absence. Commencing on a date of your choice between October
     ---------------------
1, 1999 and May 1, 2000, and continuing for a period of one year, you shall be eligible for a paid leave of absence with full Base Salary, payable monthly. While you are on such paid leave of absence: (i) you will be eligible to participate in the Company's benefit plans and programs set forth in Exhibit D
                                                                     ---------
and in any retirement program the Company may adopt prior to the end of your paid leave of absence (except that you shall not be eligible to accrue additional vacation benefits or accrue additional retirement benefits during the paid leave of absence period) provided that you meet the participation and eligibility requirements for such plans and programs, (ii) you will continue to be treated as an employee for purposes of the vesting and exercise provisions of all stock option awards, (iii) the company will provide you at its expense an office and an administrative assistant; and (iv) you will continue to receive Company Car Plan A monthly payments.

4.   Termination of Employment or Paid Leave of Absence. The Company may
     --------------------------------------------------
terminate your employment or paid leave of absence at any time. If the Company terminates your employment or paid leave of absence prior to April 30, 2001 other than for Cause (as defined below), then: (i) you shall be entitled to continue to receive your Base Salary through April 30, 2001, (ii) you shall be entitled to receive any Bonus Payments that you would have received pursuant to
Section 2(b) of this Agreement at the same time that AMD corporate officers receive their bonus payments, and (iii) all stock options that would have been exercisable on or before April 30, 2001 shall continue to remain exercisable through April 30, 2002. If you voluntarily terminate your employment on or after October 1, 1999 but before May 1, 2000, and do not Compete with the Company (as defined below), then (i) you shall be entitled to receive your Base Salary for one year following the date of the termination, (ii) you shall be entitled to receive any Bonus Payments that you would have received pursuant to Section 2(b) of the Agreement at the same time that AMD corporate officers receive their bonus payments (except that you shall only be entitled to a pro-rated bonus payment for 1999 if you voluntarily terminate before the end of the year), and
(iii) all vested stock options shall be exercisable for one year from the date of termination (as currently provided in your stock option grant agreements). If you voluntarily terminate your employment on or after May 1, 2000 and do not Compete with the Company (as defined below), then: (i) you shall be entitled to continue to receive your Base Salary through April 30, 2001, (ii) you shall be entitled to

Richard Previte
June 16, 1999

receive any Bonus Payments that you would have received pursuant to Section 2(b) of this Agreement at the same time that AMD corporate officers receive their bonus payments, and (iii) all vested stock options shall be exercisable for one year from the date of termination (as currently provided in your stock option grant agreements). If the Company terminates your employment or paid leave of absence for Cause before April 30, 2001, or you voluntarily terminate your employment for any reason to Compete with the Company, or you voluntarily terminate your paid leave of absence for any reason to Compete with the Company, then all rights to payment of Base Salary and Bonus Payments and participation in the Company's benefit plans and programs shall terminate (except that you shall be entitled to any accrued Salary and vacation benefits) and all rights to continued vesting with respect to stock option grants or restricted stock awards shall terminate, except as may otherwise be provided in such stock option grants or restricted stock award agreements.


          The term "Cause" shall mean (i) gross negligence or willful misconduct
                    -----
in the performance of your duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (ii) repeated failure to perform duties assigned by the Chief Executive Officer; (iii) repeated unexplained or unjustified absence from the Company; (iv) a material and willful violation of any federal or state law; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors.

          The term "Compete with the Company" means your directly or indirectly
                    ------------------------
owning (other than ownership of not more than a 1% interest in a public company), operating, controlling or being connected with as a director, officer, employee, partner, consultant or otherwise, any entity or person that competes directly with the Company in the business the Company is engaged in at any time you are receiving payments hereunder.


5.   Termination Due to Death. If your employment terminates because you die,
     ------------------------
then (i) your Base Salary shall be paid to your estate for a maximum period of one year but no later than April 30, 2001, and (ii) your stock options shall continue to vest and be exercisable as provided in AMD's stock option plans and in your stock option grant agreements with AMD. During the time that your Base Salary is being paid to your estate, your estate shall be entitled to receive any cost of living CPI-W increase under Section 2(a) of the Agreement that you would have received had you been living and still employed with AMD.

6.   COBRA. Upon your termination of employment or paid leave of absence, you
     -----
shall be eligible for continuation of the Company's health insurance programs as provided by the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") until the earlier of (i) eighteen (18) months after the month of your termination of employment or

Richard Previte
June 16, 1999

paid leave of absence or (ii) the date you become covered under another employer's group health, dental or vision insurance plans. During the period of COBRA coverage, the Company will pay all COBRA premiums on such health insurance unless (i) the Company terminates your employment or paid leave of absence for Cause, (ii) you voluntarily terminate your employment for any reason before May 1, 2000 or (iii) you voluntarily terminate your paid leave of absence on or after May 1, 2000 and before April 30, 2001 to Compete with the Company.

7.   Release. In exchange for the benefits described in Section 2, you agree to
     -------
execute the release (the "Release") attached to this Agreement as Exhibit E
                                                                  ---------
on or promptly following your termination of employment.

8.   Non Solicitation and Confidential Information. You and the Company agree
     ---------------------------------------------
that from the date hereof through one year following your termination of employment: (i) you will not disrupt, damage, impair or interfere with the business of the Company, or disparage the Company in any way, or directly or indirectly solicit the services of any Company employee for another employer, or otherwise induce or attempt to induce such employees to terminate their employment with the Company and (ii) the Company and its officers will not disrupt, damage or impair your reputation or disparage you. You acknowledge that while employed by the Company you had access to, acquired and assisted in the development of confidential and proprietary information, inventions and trade secrets relating to the present and anticipated business and operations of the Company, including without limitation, product information, customer information, process and other technology information, sales and marketing methods, marketing plans, sales forecasts, product plans and personnel data regarding employees of the Company, including salaries, and other benefit and compensation information not available to the public. You agree to promptly return to the Company all copies and originals of documents, data, records, computer software and documentation, notebooks, customer lists, business plans, competitive analyses, pricing schedules, bulletins, manuals, telephone and sales directories, production cost and purchasing and marketing information or other information pertaining to the Company's business. You hereby acknowledge your obligation to keep this and all confidential, proprietary and trade secret information confidential, and understand that this obligation is of the utmost importance to the Company. You agree to keep confidential and not to disclose or use, either directly or indirectly, confidential or proprietary information, without the prior written consent of the Company, or until the information otherwise becomes public knowledge. Your obligations regarding confidential, proprietary and trade secret information will be reviewed with you during a Legal exit interview prior to the commencement of your leave of absence.

9.   Successors. Any successor to the Company (whether direct or indirect and
     ----------
whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be

Richard Previte
June 16, 1999

required to perform such obligations in the absence of a succession. The terms of this Agreement and all of your rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.  Miscellaneous Provisions.
     ------------------------

          (a)  At-Will Employment. The Company and you acknowledge that your
               ------------------
employment is and shall continue to be "at will" and that your employment with the Company may be terminated by Company or you at any time for any or no reason, or upon your death or disability. Upon your termination, you shall be entitled to payments or compensation and benefits only as provided in this Agreement. The rights and duties created by this Agreement may not be modified in any way except by a written agreement executed by you and by an officer of the Company upon direction from the Board of Directors.

          (b)  No Duty to Mitigate. You shall not be required to mitigate the
               -------------------
amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that you may receive from any other source.

          (c)  Whole Agreement. No agreements, representations or understandings
               ---------------
(whether oral or written end whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

          (d)  Choice of Law. The validity, interpretation, construction and
               -------------
performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

          (e)  Arbitration. Any dispute or controversy arising under or in
               -----------
connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

          (f)  Employment Taxes. All payments made pursuant to this Agreement
               ----------------
will be subject to withholding of applicable income and employment taxes.

Richard Previte
June 16, 1999

You should consult legal counsel prior to execution of this Agreement especially with respect to the waiver and release provisions. You may also wish to review this with financial counsel.

I look forward to your continued employment with the Company.

Sincerely,



W.J. Sanders, III
Chairman and Chief Executive Officer



I ACCEPT AND AGREE TO THE ABOVE AS OF THE BELOW DATE:




---------------------------------- ---------------
Richard Previte                    Date

                                   EXHIBIT A

                                                                [AMD Letterhead]



Mr. Richard Previte
President & Chief Operating Officer
Advanced Micro Devices, Inc.

Dear Rich:

I am pleased to confirm your participation in a special bonus program to reflect your contributions as President & Chief Operating Officer of Advanced Micro Devices, Inc. (the "Company"), effective March 11, 1997. The substantive terms of your bonus are described below. If you agree to the terms outlined in this letter, please countersign the enclosed copy of this letter and return it to the Corporate Secretary.


1. The amount of your bonus under the Company's 1996 Executive Incentive Plan will be equal to three-tenths of one percent (.3%) of "Adjusted Operating Profits" of the Company for each respective fiscal year of the Company in excess of twenty percent (20%) of the Adjusted Operating Profits for the Company's immediately preceding fiscal year. "Adjusted Operating Profits" of the Company are defined as operating income, as reported on the Company's financial statements, increased for any pre-tax operating income and decreased for any pre-tax operating loss from the Fujitsu Joint Venture (and by subsequent joint ventures approved by the Board of Directors of the Company for these purposes) and increased by any expenses accrued for profit sharing plan contributions and bonuses under the Company's Executive Bonus Plan, including the bonus calculated hereunder.

2. You will earn a bonus for 1997 and future years, so long as you remain President & Chief Operating Officer, except as otherwise set forth in this letter. The provisions of this letter supersede any other bonus arrangements that may be applicable to you.

3. The maximum amount payable with respect to any one fiscal year shall be limited to 300% of your base salary payable during that year. Any amount earned in excess of the maximum amount shall be carried over for up to three years. Notwithstanding the foregoing, the total amount payable with respect to each such fiscal year may not exceed the maximum amount payable pursuant to the Company's 1996 Executive Incentive Plan for any fiscal year.

4. In case of retirement, death or disability, or a change in title or current responsibilities, your bonus will be prorated for the fiscal year only if you served as President & Chief Operating Officer for less than six months, if you served as President & Chief Operating Officer for six months or more, you will earn an amount based on operating results for the full fiscal year. For these purposes, "disability" has

                                                                      [AMD Logo]
Mr. Richard Previte
Page 2



the same meaning as under the Executive Disability Plan at the time your disability commences.


5. The bonus will be paid following release of the Company's financial results for the last quarter of each fiscal year referred to above. You must be employed on the distribution date in order to receive your bonus or any carryover amount then payable. The bonus will be paid provided you are still an employee on the distribution date, even if you are no longer President & Chief Operating Officer.

6. The Company reserves the right to modify or terminate this arrangement at its sole discretion with respect to future services.

I look forward to continuing to work closely with you as we achieve our shared vision of an AMD that is truly world class in every respect.

Sincerely,




/s/ W. J. Sanders III
---------------------
W. J. Sanders III
Chairman and Chief Executive Officer



AGREED:



/s/ Richard Previte            7-17-98
--------------------------------------
Richard Previte
President & Chief Operating Officer

                                  Exhibit "B"

                            STOCK/OPTION PROJECTION



Rich Previte             Target Annual Option Grant Vesting:   100,000
------------             ---------------------------------------------

                                                                                                   Vesting
Outstanding       Type             Grant          Exercise      Vested thru   -----------------------------------------------------
 Shares         of Grant            Date           Price          3/31/99        1999      2000      2001      2002      2003
-----------------------------------------------------------------------------------------------------------------------------------
 45,000         Options            5/22/91        $13.00           45,000
123,050         Options            12/3/91        $14.88          123,050
 25,000         Options            5/18/93        $28.50           25,000
152,500         Options            4/27/94        $26.88          152,500
100,000         Options             5/8/95        $35.88          100,000
100,000         Options           4/25/96         $18.75           50,000       50,000
 25,000         PRS/Optn           10/12/96       $ 0.01                                   25,000
100,000         Options            4/23/97        $37.50           50,000       50,000
 30,000         Options           04/30/98        $ 0.01                                   30,000
100,000         Options           04/30/98        $27.75                                  100,000
 30,000         Options           10/14/98        $ 0.01                                   30,000
-----------------------------------------------------------------------------------------------------------------------------------
830,550                         Subtotals                         545,550      100,000    185,000       0          0          0

                                   Exhibit C

                                AMD Benefits for
                                Richard Previte


 .  AMD Health Plan--Employee and spouse

 .  AMD Dental Plan--Employee and spouse

 .  Employee Assistance Program (EAP)

 .  Cole Vision Discount Program

 .  Executive Long Term Disability Plan

 .  California Voluntary Short Term Disability Plan

 .  Executive Life Insurance--$2,000,000

 .  Accidental Death and Disability (AD&D)--$350,000, spouse is covered for 45%

 .  Business Travel Accident Insurance

 .  Health Care Reimbursement Account

 .  Executive Physical Exam

 .  401(k) Retirement Saving Plan

 .  Cash and Deferred Profit Sharing Plan

 .  415 Excess Benefit Plan

 .  Executive Savings Plan

 .  Financial Planning Services

 .  Company Car Plan A

 .  Exempt Employee Sick Leave

 .  Vacation

 .  Holidays

 . Sabbatical--The sabbatical must be taken in whole while employed on a full-time basis by AMD. If a sabbatical is not completed by April 30, 2000, the sabbatical is forfeited.

                                                                       Exhibit C
                                                                     (continued)



Continuation of Benefits on Termination of Employment

Effective as of midnight April 30, 2000, your participation in AMD's employee and officer benefits will end. However, certain benefits can or will be extended at that time, as follows:


AMD Health, Dental & Vision Plans

You can elect continued medical, dental and vision coverage for yourself and your wife in accordance with federal "COBRA" regulations upon your continued payment of the full monthly premiums, You may continue such insurance for up to 18 months beyond April 30, 2000, or until you and your wife are covered by Medicare Part A, if earlier. Coverage under Medicare Parts A and B for yourself and your wife can start as early as February 1, 2000. AMD will pay your COBRA premium through December 31, 2000.


Health Care Reimbursement Account

If, at the date of your retirement, you are enrolled in a health care reimbursement account (as you are currently), you will have access to the balance in that account through September 28, 2000 for eligible expense incurred prior to July 1, 2000.


Retirement Savings Plan

Although you will no longer be eligible to defer salary under this plan, you may elect to defer distribution of the account until you are age 70 1/2. You will maintain the right to change your investment options. You can transfer your account at any time to a rollover IRA.


Profit Sharing Program

You will be eligible for a pro rata share of any profit sharing contributions that are approved for U.S. employees for the profit-sharing period ending June 30, 2000. You may elect to defer distribution of your Deferred Profit Sharing Plan account until you are age 70 1/2. You will maintain the right to change your investment allocation. You can transfer your account at any time to a rollover IRA.


Excess Section 415 Account

Your account balance as of April 30, 2000 will be distributed in a lump sum within 90 days.


Retirement Plan

Should AMD adopt a retirement plan for officers and employees while you remain employed by the company, you will be entitled to receive any lump sum or continuing annuity payments that may have accrued to you through the point of your retirement.


Employee Stock Purchase Plan

If you are enrolled in this plan at the time of your retirement, any accrued but unused salary deductions will be returned to you in cash.

Executive Disability Plan

Should you become disabled (as; defined by the insurance policy) before retirement, your plan benefits will continue while you are so disabled until you have received 60 monthly payments, or, if earlier, until you have attained age 70.


Executive Life Insurance

You may elect to continue your individual policy death benefits at your own expense. Your election to continue must be made no later than May 28, 2000.


Executive Savings Plan

Your accumulated principal and investment earnings will be distributed to you in a single lump sum by October 31, 2000. If you wish to have your account distributed in annual installments, your election must be filed no later than April 30, 1999 (one year from your retirement date).


Office & Administrative Support

You will be provided an office with the services of an executive assistant through December 31, 2000.

                                   Exhibit D

                               AMD Benefits for
                                Richard Previte
                            During Leave of Absence


Continuation of Benefits on Termination of Employment

Effective as of midnight April 30, 200l, your participation in AMD's employee and officer benefits will end. However, certain benefits can or will be extended at that time, as follows:


AMD Health, Dental & Vision Plans

You can elect continued medical, dental and vision coverage for yourself and your wife in accordance with federal "COBRA" regulations, pursuant to paragraph five of the Agreement. You may continue such insurance for up to 18 months beyond April 30, 2001 or until you and your wife are covered by Medicare Part A, if earlier. Coverage under Medicare Parts A and B for yourself and your wife can start as early as February 1, 2000.


Health Care Reimbursement Account

If, at the date of your retirement, you are enrolled in a health care reimbursement account (as you are currently), you will have access to the balance in that account through September 30, 2001 for eligible expense incurred prior to July 1, 200l.


Retirement Savings Plan

Although you will no longer be eligible to defer salary under this plan, you may elect to defer distribution of the account until you are age 70 1/2. You will maintain the right to change your investment options. You can transfer your account at any time to a rollover IRA.


Profit Sharing Program

You will be eligible for a pro rata share of any profit sharing contributions that are approved for U.S. employees for the profit-sharing period ending June 30, 2001. You may elect to defer distribution of your Deferred Profit Sharing Plan account until you are age 701/2. You will maintain the right to change your investment allocation. You can transfer your account at any time to a rollover IRA.


Excess Section 415 Account

Your account balance as of April 30, 2001 will be distributed in a lump within 90 days.


Retirement Plan

Should AMD adopt a retirement plan for officers and employees while you remain employed by the company, you will be entitled to receive any lump sum or continuing annuity payments that may have accrued to you through the point of your retirement.


Employee Stock Purchase Plan

If you are enrolled in this plan at the time of your retirement, any accrued but unused salary deductions will be returned to you in cash.

Disability Insurance

You will be covered by AMD's group executive disability insurance policy while you are an active employee through April 30, 2000 and by the Advanced Micro Devices Disability Plan from May 1, 2000 through April 30, 2001. Should you become disabled (as defined by the insurance policy or AMD Disability Plan, as applicable) during this period, you will receive monthly benefits equal to 66 2/3% of your base monthly salary when combined with Social Security and state disability benefits and other income continuation benefits from AMD. The maximum monthly benefit under the insurance policy and the AMD Disability Plan is $15,000 and $ 10,000, respectively. While you are so disabled, monthly benefits will be paid up to:


       Maximum Monthly Benefits Duration                    If Disabled Under

       60 months or to 70th birthday, if earlier            Insurance Policy

       24 months if disabled at age 65                      AMD Disability Plan
       21 months if disabled at age 66


Executive Life Insurance

You may elect to continue your individual policy death benefits at your own expense. Your election to continue must be made no later than May 28, 2001.


Executive Savings Plan

Your accumulated principal and investment earnings will be distributed to you in a single lump sum by October 31, 2001. If you wish to have your account distributed in annual installments, your election must be filed no later than April 30, 2000 (one year from your retirement date).


Office & Administrative Support

You will be provided an office with the services of an executive assistant through April 30, 2001.

                                   EXHIBIT E



     THIS GENERAL RELEASE OF CLAIMS ("Release") is between RICHARD PREVITE ("Executive") and ADVANCED MICRO DEVICES, INC. (the "Company"), a Delaware corporation, in accordance with the Agreement entered into by the parties as of _____________________ (this "Agreement"). Unless otherwise defined herein, the terms defined in the Agreement shall have the same defined meanings in this Release.



     1.   Payment of Salary. The parties acknowledge and agree that as of
          -----------------
Executive's termination date, all accrued salary, bonuses and unpaid vacation were paid to Executive. In light of the payment by Company of all wages due, or to be come due to Executive, California Labor Code Section 206.5 is not applicable to the parties hereto. Said Section provides in pertinent part:

          No employer will require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.



     2.   Release. Executive and Company, on behalf of themselves and their
          -------
respective heirs, family members, executors, investors, Executives, officers, directors, agents, attorneys, legal successors, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, shareholders, from and agree not to sue concerning, any and all claims, actions, obligations, duties, causes of action, whether now known or unknown, suspected or unsuspected, that either of them may possess based upon or arising out of any matter, cause, fact, thing, act, or omission whatsoever occurring or existing at any time to and including the Effective Date (collectively, the "Released Matters"), including without limitation,

          (a) any and all claims relating to or arising from Executive's employment relationship with Company and the termination of that relationship;

          (b) any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of, shares of stock of Company, including, without limitation, any claims of fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

          (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion.

          (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights

     Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, and the California Fair Employment and Housing Act, and Labor Code section 201, et.seq.;


          (e) any and all claims for violation of the federal, or any state, constitution;

          (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

          (g) any and all claims for attorneys' fees and costs; and

          (h) any and all claims either Company or Executive may have against the other for any acts by either occurring at any time, prior to the execution of this Release.

     Each of the parties agrees that the foregoing enumeration of claims released is illustrative, and the claims hereby released are in no way limited by the above recitation of specific claim, it being the intent of the parties to fully and completely release all claims whatsoever in any way relating to the Executive's employment with Company and to the termination of such employment. Each of the parties agrees that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under the Agreement.

              (i) Executive represents that Executive has no lawsuits, claims or actions pending in Executive's name, or on behalf of any other person or entity, against Company or any other person or entity referred to herein. Executive also represents that Executive does not intend to bring any claims on Executive's own behalf against Company or any other person or entity referred to herein.

              (ii) Executive represents that Executive is not aware of any claim by Executive other than the claims that are released by this Release. Executive acknowledges that Executive has been advised by legal counsel and is familiar with Section 1542 of the Civil Code of the State of California, which states:

              A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Executive expressly waives any right or benefit which Executive has or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction, including Delaware, to the full extent that Executive may lawfully waive those rights and benefits pertaining to the subject matter of this Release. The parties, acknowledge that in the future they may discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this Release, and that each of Executive and Company intend to fully, finally, and forever settle all of the Released Matters in exchange for the benefits forth in this Release and in the Agreement. This Release will remain in effect as a full and complete release notwithstanding the discovery or existence of any additional claims or facts.


     3.   Indemnification. This Release shall not apply with respect to any
          ---------------
claims arising under Executive's existing rights to indemnification and defense pursuant to the articles and bylaws of Company for acts as a director and/or officer or to Executive's rights of insurance under any director and officer liability policy in effect covering Company's directors and officers. AMD agrees to maintain any such director and officer liability policy in effect with respect to Executive for services performed by him as an officer to the same extent as other Company officers.

     4.   Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges
          ----------------------------------------------
that Executive is waiving and releasing any rights Executive may have under the Age Discrimination Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Executive and Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Release, Executive acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which Executive was already entitled, Executive further acknowledges that Executive has been advised by this writing that:

          (a) Executive should consult with an attorney prior to executing this Release;

          (b) Executive has at least twenty-one (21) days within which to consider this Release, although Executive may accept the terms of this Release at any time within those 21 days;

          (c) Executive has at least seven (7) days following the execution of this Release by the parties to revoke this, Release; and

          (d) This Release will not be effective until the revocation period has expired.



     5.   Voluntary Execution of Agreement. This Release is executed voluntarily
          --------------------------------
and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

          (a) they have read this Release;

          (b) they have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c) they understand the terms and consequences of this Release and of the releases it contains;

          (d) they are fully aware of the legal and binding effect of this Release.

              EXECUTIVE UNDERSTANDS THAT EXECUTIVE MAY CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE AND UNDERSTANDS THAT EXECUTIVE IS GIVING UP AND LEGAL CLAIMS EXECUTIVE HAS AGAINST COMPANY BY SIGNING THIS RELEASE. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE DOES SO KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN SECTION 2 OF THE AGREEMENT.



Executive:                             Advances Micro Devices, Inc.

RICHARD PREVITE



-----------------------------          ------------------------------
Signature                              By:
                                       Title: Senior Vice President,
                                              Human Resources

Date:________________________          Date:_________________________